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                                                                      EXHIBIT 23






                         Independent Auditors' Consent









The Board of Directors
The John Nuveen Company:

We consent to incorporation by reference in the registration statement
(No. 33-46922) on Form S-8 of The John Nuveen Company of our reports dated January 22, 1999, relating to the consolidated balance sheets of The John Nuveen Company as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which reports are incorporated by reference in the December 31, 1998 annual report on Form 10-K of The John Nuveen Company.


/s/ KPMG LLP
Chicago, Illinois
March 19, 1999